Exhibit 10.1

Execution Version

CONFIDENTIAL

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is executed as of September 30, 2026 (the “Effective Date”) by and between

(1)	TNL Mediagene, an exempted company duly incorporated under the laws of the Cayman Islands, whose registered office is at the offices of Portcullis (Cayman) Ltd, The Grand Pavilion Commercial Centre, Oleander Way, 802 West Bay Road, P.O. Box 32052, Grand Cayman KY1-1208, Cayman Islands (“Seller”); and

(2)	MI Company Inc., a company (Kabushiki Kaisha) duly incorporated under the laws of Japan, whose registered office is at 23-2 Maruyama-cho, Shibuya-ku, Tokyo (“Buyer”).

The Seller and the Buyer are herein referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A	WHEREAS, as of the Effective Date, the Seller owns all of the issued and outstanding shares of TNL Mediagene Inc., a company (Kabushiki Kaisha) duly incorporated and existing under the laws of Japan (the “Target Company”), whose registered office is at 23-2 Maruyama-cho, Shibuya-ku, Tokyo 150-0044, Japan Arethusa Shibuya, consisting of 100 shares of common stock, which constitute all of the issued and outstanding shares of the Target Company (the “Shares”);

B	WHEREAS, the Target Company owns all of the issued and outstanding shares of Mediagene Inc., a company (Kabushiki Kaisha) duly incorporated and existing under the laws of Japan, and Mediagene Inc. owns all of the issued and outstanding shares of Infobahn Inc., a company (Kabushiki Kaisha) duly incorporated and existing under the laws of Japan (Mediagene Inc. and Infobahn Inc., collectively, the “Subsidiaries”), and the acquisition of the Shares by the Buyer will result in the Buyer’s indirect acquisition of the Subsidiaries;

C	WHEREAS, as of the Effective Date, the Buyer has been established for purposes of the transactions contemplated hereby and is wholly owned by the individual, Ms. Motoko Imada (“Motoko”), who also serves as a member of the board of directors of the Seller (the “Board”);

D	WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the Shares, upon the terms and subject to the conditions set forth in this Agreement;

E	WHEREAS, in light of the potential conflict of interest arising from Motoko’s ownership of the Buyer and service as a member of the Board, the Board established an independent special committee consisting solely of disinterested and independent directors (the “Special Committee”) to review, evaluate and negotiate the transactions contemplated by this Agreement and to make a recommendation to the Board with respect thereto, and determined that it would not approve such transactions absent the prior favorable recommendation of the Special Committee;

F	WHEREAS, the Special Committee has received an opinion from Imperial Capital, LLC, the independent financial advisor to the Special Committee, as to the fairness, from a financial point of view, to the Seller of the consideration to be received by the Seller for the Shares pursuant to this Agreement (the “Opinion”); and

G	WHEREAS, at a duly convened meeting, the Special Committee, after considering the terms and conditions of this Agreement and the Opinion, unanimously determined that the transactions contemplated by this Agreement are fair to, advisable and in the best interests of the Seller and recommended that the Board approve the execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby (the “Special Committee Recommendation”), and the Board, acting upon the Special Committee Recommendation, subsequently approved the execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1	Certain Definitions. For purposes of this Agreement:

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person; provided that, with respect to the Buyer, “Affiliate” shall also include (i) any Person of which the Buyer or any of its Affiliates owns, directly or indirectly, a majority of the outstanding voting securities or equity interests, regardless of whether such Person has also issued preferred shares, convertible securities, or other equity securities to third-party investors, and (ii) any special purpose vehicle or holding company established by the Buyer or its Affiliates for the purpose of holding the shares of the Target Company, in each case whether now existing or hereafter formed or acquired.

“Authorization” means any consent, approval, permit, license, waiver, order, exemption, or authorization of, any action by or in respect of, any filing, submission, or registration with, and any notice to or from, in each case any Governmental Authority or any other Person, that is required under applicable law, any order by a Governmental Authority or any contract or other instrument to which the relevant party or its assets are subject.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday in Japan.

“Claim” means any written demand, claim, action, suit, proceeding, investigation or other matter for which coverage may be sought under the Insurance.

“Closing Date” means October 30, 2026.

“Control” means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting power or equity interests of such Person, or the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Controlled” shall have correlative meanings.

“Companies Act” means the Companies Act of Japan (Act No. 86 of 2005), as amended from time to time.

“Encumbrance” means any pledge, security interest, mortgage, lien, attachment, provisional attachment, option, right of first refusal, transfer restriction, trust arrangement or other third-party right or claim of any kind under the laws of Japan or any other jurisdiction.

“Governmental Authority” means any national, federal, state, provincial, regional, or local government, or any court, tribunal, arbitral body, regulatory or administrative agency, commission or other governmental or quasi-governmental authority or instrumentality, including any securities exchange or self-regulatory organization having jurisdiction over the applicable Person or its securities.

“Material Adverse Effect” means any change, event, circumstance or development that, individually or in the aggregate, has had a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Target Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, or any effects resulting therefrom, shall be deemed to constitute or be taken into account in determining whether a Material Adverse Effect has occurred: (i) changes in general economic, financial market, regulatory or political conditions; (ii) changes generally affecting the industries in which the Target Company and its Subsidiaries operate; (iii) changes in applicable law or accounting standards; (iv) the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby; (v) acts of war, terrorism, natural disasters, epidemics, pandemics or other force majeure events; or (vi) any action taken or omitted to be taken at the written request of, or with the written consent of, the Buyer; provided further that, with respect to clauses (i), (ii), (iii) and (v), any such change, event, circumstance or development may be taken into account solely to the extent it has had a materially disproportionate adverse effect on the Target Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Target Company and its Subsidiaries operate, and then only to the extent of the incremental disproportionate adverse effect.

“Net Intercompany Debt Liabilities Amount” means, as of the Closing Date, the amount equal to (a) the aggregate outstanding amount of all intercompany indebtedness, receivables, payables, loans, advances and other monetary obligations owed by the Target Company or any of its Subsidiaries to the Seller or any of its subsidiaries, less (b) the aggregate outstanding amount of all intercompany indebtedness, receivables, payables, loans, advances or other monetary obligations owed by the Seller or any of its subsidiaries to the Target Company or any of its Subsidiaries.

“Promissory Notes” means (i) a total of twenty (20) convertible promissory notes issued by Seller to certain lenders, each issued pursuant to the Omnibus Note Settlement, Assignment and Amendment Agreement dated as of December 4, 2024, by and among Seller, Blue Ocean Acquisition Corp., TNLMG (the former name of Seller), Blue Ocean Sponsor LLC and the lenders party thereto, and (ii) a total of three (3) convertible promissory notes issued by Seller to certain lenders in on May 28, 2025, July 12, 2025 and July 21, 2025, respectively.

“Seller Group” means Seller and each of its Affiliates, excluding the Target Company and its Subsidiaries.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Outside Date” means November 30, 2026.

“Person” means any individual or other entity including, without limitation, corporation, partnership, limited partnership, limited liability company, syndicate, trust, association or other entity, government, political subdivision, agency or instrumentality of a government.

“Taxes” means any and all taxes, duties, levies, imposts, charges, assessments, withholdings and other governmental charges, in each case in the nature of a tax, imposed by or on behalf of any Governmental Authority, including, without limitation, any income, corporate, consumption, value-added, sales, use, property, registration, license, stamp, customs, withholding or local taxes, together with any interest, penalties, surcharges, additions to tax imposed in connection therewith, whether or not disputed.

“Willful Breach” means a material breach that is the consequence of a deliberate act or omission by the breaching Party with actual knowledge that such act or omission would, or would reasonably be expected to, result in a breach of this Agreement.

1.2	Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section

“Agreement”	Preamble

“Basket”	Section 7.4

“Board”	Recitals

“Buyer”	Preamble

“Buyer Cap”	Section 7.4

“Buyer Indemnified Parties”	Section 7.2

“Closing”	Section 2.5

“Covered Person”	Section 3.1(m)(1)

“Deferred Purchase Price Note”	Section 2.3(b)

“Effective Date”	Preamble

“Estimated Closing Statement”	Section 2.4(b)

“Excluded Damages”	Section 7.4

“Final Closing Statement”	Section 2.4(e)

“First Policy”	Section 3.1(m)(i)

“Indemnified Party”	Section 7.2

“Indemnifying Party”	Section 7.2

“Independent Accountant”	Section 2.4(h)

“Initial Payment Amount”	Section 2.3(a)

“Insurance”	Section 3.1(m)

“Losses”	Section 7.2

“Objection Notice”	Section 2.4(f)

“Opinion”	Recitals

“Party” and “Parties”	Preamble

“Purchase Price”	Section 2.2

“Reference Amount”	Section 2.4(a)

“Run-Off Period”	Section 3.1(m)(2)

“Second Policy”	Section 3.1(m)(ii)

“Seller”	Preamble

“Seller Cap”	Section 7.4

“Seller Indemnified Parties”	Section 7.2

“Shares”	Recitals

“Special Committee”	Recitals

“Special Committee Recommendation”	Recitals

“Subsidiaries”	Recitals

“Target Company”	Recitals

ARTICLE II

PURCHASE AND SALE

2.1	Purchase and Sale of Shares. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of the Shares owned by the Seller, free and clear of all Encumbrances, for the consideration specified in Section 2.2.

2.2	Aggregate Consideration. The aggregate consideration payable by the Buyer for the Shares (the “Purchase Price”) shall be USD $5,500,000, subject to adjustment and set-off pursuant to Section 2.4(b); provided, however, that the aggregate amount of any such adjustment and set-off shall not exceed USD $500,000.

2.3	Payment Schedule. The Purchase Price shall be paid and satisfied as follows:

(a)	On or before the Closing Date, Buyer shall pay or satisfy an aggregate amount of not less than USD $4,500,000 of the Purchase Price (the “Initial Payment Amount”), consisting of:

(i)	cash paid to Seller by wire transfer of immediately available funds in an amount of not less than USD $2,500,000; and

(ii)	solely to the extent the Promissory Notes remain outstanding as of such date, the assumption, discharge, cancellation or other extinguishment of indebtedness of Seller thereunder, including all accrued and unpaid interest, in an amount equal to the Initial Payment Amount less the cash payment made pursuant to clause (i), which amount shall be deemed paid as part of the Purchase Price.

(b)	The remaining unpaid portion of the Purchase Price shall be evidenced by a secured promissory note issued by Buyer in favor of Seller (the “Deferred Purchase Price Note”), which shall mature on December 31, 2026. The Deferred Purchase Price Note shall be governed by the laws of the State of New York, shall be secured by a first-priority pledge of all of the issued and outstanding shares of the Buyer held by Motoko, which shall not be less than 55% of all of the issued and outstanding shares of the Buyer on the Closing Date, and shall be accompanied by such pledge, security, perfection and other ancillary documentation governed by the laws of Japan as may be necessary or desirable to create, perfect, maintain and enforce such security interests. The Deferred Purchase Price Note and all related security, pledge and ancillary documentation shall be in form and substance satisfactory to Seller in its sole discretion. Buyer shall execute and deliver, and shall cause Motoko and its Affiliates to execute and deliver, all agreements and other documents and take all actions reasonably requested by Seller to create, perfect, maintain and enforce the security arrangements contemplated by this Section 2.3.

(c)	Until the Deferred Purchase Price Note and all other obligations secured thereby have been indefeasibly paid and performed in full, (i) Motoko shall at all times directly and beneficially own not less than fifty-five percent (55%) of all issued and outstanding shares of Buyer, calculated on a fully diluted basis, free and clear of all Encumbrances other than the first-priority security interest granted to Seller; (ii) all shares of Buyer now or hereafter owned or acquired by Motoko shall be subject to such first-priority security interest in favor of Seller; (iii) Motoko shall not sell, assign, transfer, dispose of, pledge or otherwise encumber any such shares without Seller’s prior written consent; and (iv) Buyer shall not, and shall cause its Affiliates not to, without Seller’s prior written consent, (A) issue, sell or grant any shares, preferred equity, options, warrants, convertible securities or other rights to acquire equity interests in Buyer, (B) redeem, repurchase, reclassify or otherwise alter any equity interests in Buyer, (C) amend Buyer’s organizational documents, capitalization or the rights, preferences or privileges of any equity interests in Buyer, or (D) take any other action, in each case, that would or could reasonably be expected to reduce Motoko’s direct and beneficial ownership below fifty-five percent (55%) of Buyer on a fully diluted basis, dilute or impair the economic value or voting power of the shares pledged to Seller, adversely affect Seller’s first-priority security interest therein or impair Seller’s ability to enforce such security interest. Motoko shall promptly acquire and pledge to Seller such additional shares of Buyer as may be necessary from time to time to maintain compliance with this provision.

Until the Deferred Purchase Price Note has been indefeasibly paid in full, Buyer shall not issue or permit the issuance of any equity interests, preferred equity, indebtedness or other financing interests to any Person unless (i) Motoko continues to own, and Seller continues to hold a valid first-priority perfected pledge over, not less than fifty-five percent (55%) of all outstanding equity interests of Buyer on a fully diluted basis, and (ii) to the extent such Person holds or may acquire any indebtedness, lien, redemption right, liquidation preference or other right, such Person executes and delivers a subordination, intercreditor, acknowledgment or joinder agreement, as applicable, in form and substance satisfactory to Seller in its sole discretion.

2.4 Calculation of Net Intercompany Debt Liabilities Amount.

(a)	Reference Amount. The Parties acknowledge and agree that, as of July 31, 2026, the aggregate Net Intercompany Debt Liabilities Amount was USD $612,064 (the “Reference Amount”).

(b)	Closing Statement. At least seven (7) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Seller’s good-faith calculation of the Net Intercompany Debt Liabilities Amount as of the Closing Date, together with reasonable supporting documentation and information sufficient to enable the Buyer to verify such calculation. Any calculation made under this Section 2.4 shall be made based on the Reference Amount and shall reflect any payments, repayments, additional indebtedness, liabilities, obligations or other changes affecting the Net Intercompany Debt Liabilities Amount between July 31, 2026 and the Closing Date.

(c)	Buyer Review. The Buyer shall have the right to review the Estimated Closing Statement and the supporting documentation provided by the Seller and, prior to the Closing Date, may notify the Seller in writing of any reasonable objections to the calculation set forth therein. The Seller and the Buyer shall cooperate in good faith to resolve any such objections prior to the Closing Date.

(d)	Closing Amount. If the Buyer and the Seller are unable to resolve any objection prior to the Closing Date, the Net Intercompany Debt Liabilities Amount used in determining the Purchase Price payable at the Closing shall be the amount set forth in the Estimated Closing Statement, without prejudice to either Party’s rights under this Section 2.4 following the Closing.

(e)	Final Closing Statement. Within thirty (30) days after the Closing Date, the Seller shall deliver to the Buyer a final statement (the “Final Closing Statement”) setting forth in reasonable detail the Seller’s calculation of the Net Intercompany Debt Liabilities Amount as of the Closing Date, together with reasonable supporting documentation and information. The Final Closing Statement shall reflect the actual increase or decrease in the Net Intercompany Debt Liabilities Amount from the Reference Amount through and including the Closing Date.

(f)	Objection. The Buyer shall have fifteen (15) days after receipt of the Final Closing Statement to review the Final Closing Statement and deliver to the Seller a written notice specifying in reasonable detail any objections thereto (an “Objection Notice”). If the Buyer does not deliver an Objection Notice within such period, the Final Closing Statement shall be final and binding upon the Parties.

(g)	Resolution of Disputes. If the Buyer timely delivers an Objection Notice, the Seller and the Buyer shall negotiate in good faith for a period of fifteen (15) Business Days following delivery of the Objection Notice to resolve the disputed items. Any items not disputed in the Objection Notice shall be final and binding upon the Parties.

(h)	Independent Accountant. If the Seller and the Buyer are unable to resolve any disputed items within such fifteen (15)-Business Day period, the unresolved items shall be submitted to an independent accounting firm of internationally recognized standing mutually agreed upon by the Seller and the Buyer (the “Independent Accountant”). The Independent Accountant shall act as an expert and not as an arbitrator and shall determine only those items that remain disputed. The Independent Accountant shall render its determination as promptly as practicable and, in any event, within thirty (30) days after such disputed items are submitted to it. The determination of the Independent Accountant shall be final and binding upon the Seller and the Buyer, except in the case of manifest error. The fees and expenses of the Independent Accountant shall be borne by the Seller and the Buyer in such proportions as the Independent Accountant shall determine to be appropriate, having regard to the relative degree of success of each Party in the dispute.

2.5	Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby (the “Closing”) shall take place on or prior to the Closing Date, remotely by electronic exchange of scanned counterparts and executed signature pages.

2.6	Closing Deliverables of Seller. At the Closing, Seller shall deliver, or cause to be delivered, to the Buyer the following:

(a)	A certified copy of the resolution of the shareholders meeting of the Target Company approving the transfer of the Shares to the Buyer pursuant to the applicable provisions of the Companies Act and the Target Company’s articles of incorporation;

(b)	A copy of the Target Company’s shareholder registry (kabunushi meibo) updated as of the Closing to reflect Buyer as the holder of record of all the Shares, together with a certificate of the Target Company’s representative director confirming such registry has been duly updated pursuant to Article 133 of the Companies Act;

(c)	A certificate of Seller confirming that the Special Committee Recommendation has not been withdrawn, revoked, modified or qualified in any material respect, that the Opinion has not been withdrawn, and that all corporate approvals of the Seller required for the execution and performance of this Agreement and the consummation of the transactions contemplated hereby remain in full force and effect;

(d)	A certificate, dated as of the Closing and signed by the authorized officer of the Target Company, certifying that:

(i)	each director of the Target Company appointed or nominated by the Seller has resigned from all director positions held with the Target Company, effective as of or prior to the Closing, and has delivered a written resignation letter to the Target Company, effective as of the Closing, in the form attached hereto as Exhibit A;

(ii)	each such resigning director has executed a release, in the form attached hereto as Exhibit B, releasing the Target Company and its Subsidiaries from any and all claims arising out of or relating to such director’s service to the fullest legally permissible and validly waivable under applicable Japanese law, including any claim for director’s compensation, bonus, severance or retirement benefits (taishoku-kin), whether accrued, due, contingent or otherwise; and

(iii)	to the knowledge of the Seller, except as disclosed in writing to the Buyer prior to the Closing, no such resigning director has any outstanding claim against the Target Company or its Subsidiaries arising out of or relating to such director’s service.

(e)	The following documents and items, to the extent in the possession or control of the Target Company and its Subsidiaries, including, without limitation, the corporate seal (jitsuin or daihyosha-in), the seal registration card (inkan card), the corporate registration documents (toki kankei shorui), documents necessary to transfer signing and banking authority (ginko torihiki kengen) with respect to the bank accounts of the Target Company and its Subsidiaries, and such other documents and items reasonably necessary to effect the foregoing.

2.7	Closing Deliverables of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to the Seller the following:

(a)	Payment of the cash portion of the Initial Payment Amount required pursuant to Section 2.3(a)(i), by wire transfer of immediately available funds to an account designated by Seller in writing;

(b)	A certificate, dated as of the Closing and signed by an authorized officer of Buyer, certifying that the conditions set forth in Sections 5.1(a) and 5.1(b) have been satisfied; and

(c)	Certified copies of the resolutions of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(d)	The Deferred Purchase Price Note, duly executed by Buyer, together with such pledge, security, perfection and other ancillary documentation as may be required pursuant to Section 2.3, duly executed by all applicable parties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer that each of the representations and warranties set forth in this Section 3.1, whether relating to the Seller, the Target Company or Subsidiaries, is true and correct in all material respects as of the Effective Date, and shall be true and correct in all material respects as of the Closing (except to the extent such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct only as of such earlier date).

(a)	Organization, Good Standing and Qualification. The Seller is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands; and the Target Company and Subsidiaries are duly incorporated, validly existing and in good standing under the laws of Japan.

(b)	Authority. The Seller has all requisite capacity, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable laws.

(c)	Non-contravention. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby, do not and shall not (i) conflict with or violate any provision of its amended and restated memorandum and articles of association or that of the constitutional documents of the Target Company or its Subsidiaries or to Seller’s knowledge, any material internal rules applicable to the transaction contemplated hereby, or any applicable law, or any order by court or government authority to which the Seller is subject or (ii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any contract to which the Seller, Target Company or any of Subsidiaries is a party or by which it is bound or to which any of its assets or properties are subject, other than, in the case of (ii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby and thereby. There is no suit, action, investigation, or proceeding pending or, to the knowledge of the Seller, threatened, that would reasonably be expected to materially impair the Seller’s ability to consummate the transactions contemplated hereby.

(d)	Consents and Approvals. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and shall not require any Authorization to be obtained or made by the Seller, except (i) for such Authorizations as have already been obtained or made by the Seller prior to the Effective Date, or (ii) as otherwise explicitly provided in this Agreement.

(e)	Title. The Shares are fully paid and validly issued by the Target Company. The Seller is the sole legal and beneficial owner of the Shares, free and clear of any and all Encumbrances whatsoever and with no restrictions on the rights and other incidents of record and beneficial ownership pertaining thereto (except for any restrictions on transfer under applicable laws). The Seller has good title to the Shares and the sole and absolute authority to transfer the Shares to the Buyer pursuant to this Agreement. Immediately following the Closing, the Buyer shall acquire good and valid title to all of the Shares purchased hereunder, free and clear of any and all Encumbrances. There are no outstanding options, warrants, rights (preemptive or otherwise), calls, contracts or other binding commitments to which the Seller is a party or by which the Seller is bound to sell any of the Shares. Except for the transactions contemplated hereunder, the Seller has not assigned, transferred, sold, distributed, pledged or otherwise disposed of or agreed to dispose of all or any portion or any interest in, the Shares.

(f)	Ownership of Subsidiaries. The Target Company is, directly or indirectly, the sole legal and beneficial owner of all of the issued and outstanding shares of the Subsidiaries, free and clear of any Encumbrance. There are no outstanding options, warrants, convertible securities, rights of first refusal or other rights to acquire any equity securities of any Subsidiary.

(g)	Transfer Approval. The Shares constitute shares subject to transfer restrictions (jōto seigen kabushiki) under Article 2 (xvii) of the Companies Act, pursuant to the Target Company’s articles of incorporation, and the transfer of the Shares to Buyer contemplated hereunder has been duly approved by the shareholders of the Target Company, in accordance with the organizational documents of the Target Company and the Companies Act.

(h)	Investment Experience. The Seller is able to fend for itself and has sufficient knowledge and experience in financial and business matters, including disposing of the Shares, and is capable of evaluating the merits and risks of the transactions contemplated hereunder. The sale and delivery of the Shares hereunder is for its own account, and the Seller has independently and without reliance upon the Buyer or any representative of the Buyer and based on such information as the Seller has deemed appropriate in its independent judgment, made its own analysis and decision to sell the Shares pursuant to this Agreement.

(i)	Brokers. No Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, except for the fees incurred by the Seller in connection with its engagement of any advisors or brokers; provided, however, that all of such fees and expenses shall be borne solely and exclusively by the Seller and the Buyer shall have no liability or obligation for any such fees or expenses.

(j)	Approval of the Board; No Conflicts of Interest. The Special Committee Recommendation, the Opinion and the approval of the Board, each as described in the Recitals hereto, were duly obtained pursuant to applicable law and the amended and restated memorandum and articles of association of Seller and its other internal rules, and, as of the Effective Date and the Closing Date, none of the foregoing has been withdrawn, revoked, modified or qualified in any material respect. To the extent required by applicable law or the amended and restated memorandum and articles of association of Seller or its other internal rules, any director having an interest in the transactions contemplated hereby did not participate in the deliberation of, or the approval by, the Board with respect to such transactions.

(k)	No Consent or Notice Required. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, including the direct or indirect change of control of the Target Company and Subsidiaries resulting from the acquisition of the Target Company and Subsidiaries by the Buyer, requires any material consent, approval, Authorization, waiver or notice under any material contract to which the Target Company or any Subsidiary is a party or by which any of their respective assets are bound, except for such consents, approvals, waivers or notices the failure of which to obtain or deliver would not reasonably be expected to materially impair the Seller’s ability to consummate the transactions contemplated hereby.

(l)	Taxes. The Target Company and Subsidiaries have duly and timely complied with all applicable laws relating to the filing, payment, collection and withholding of Japanese national and local Taxes, including corporate tax, consumption tax, withholding income tax and other applicable local taxes.

(m)	Directors and Officers Liability Insurance. The Seller represents and warrants that, as of the Effective Date, it has purchased and paid in full the premiums for the following directors and officers liability insurance policies (collectively, the “Insurance”):

(i)	the directors and officers liability insurance policy identified by UMR B0507NC2500084, underwritten by Syndicate 2623/623 at Lloyd’s (the “First Policy”); and

(ii)	the directors and officers liability insurance policy identified by B0507NC2500086 (UMR), underwritten by Hiscox Syndicate No. 0033 at Lloyd’s (the “Second Policy”),

true and complete copies of which have been provided to the Buyer, and each policy comprising the Insurance:

(1)	covers each person who is, or at any time prior to the Closing was, a director or officer of the Seller, including each member of the Special Committee and each other director, officer, employee, advisor, representative or agent of Seller acting at the direction of the Board or the Special Committee in connection with the review, evaluation, negotiation, approval or consummation of the transactions contemplated by this Agreement (each, a “Covered Person”), including those who cease to hold office on or before the Closing;

(2)	covers Claims first made during the period of ten (10) years from the Closing (the “Run-Off Period”) in respect of any act, error, or omission occurring on or before the Closing Date; and

(3)	is in full force and effect, with no notice of cancellation, non-renewal, or premium default.

3.2	Representations and Warranties of Buyer. The Buyer represents and warrants to the Seller that each of the representations and warranties contained in this Section 3.2 is true and correct in all material respects as of the Effective Date and shall be true and correct in all material respects as of the Closing (except to the extent such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct only as of such earlier date).

(a)	Organization, Good Standing and Qualification. The Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)	Authority. The Buyer has all requisite capacity, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable law.

(c)	Non-contravention. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby, do not and shall not (i) conflict with or violate any provision of its articles of incorporation or other internal rules, any applicable law or any order by court or Governmental Authority to which the Buyer is subject or (ii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any contract to which the Buyer is a party or by which it is bound or to which any of its assets or properties are subject, other than, in the case of (ii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby and thereby. There is no suit, action, investigation or proceeding pending or, to the knowledge of Buyer, threatened, that would reasonably be expected to materially impair Buyer’s ability to consummate the transactions contemplated hereby.

(d)	Consents and Approvals. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and shall not require any Authorizations to be obtained or made by the Buyer, except (i) for such Authorizations as have already been obtained or made by the Buyer prior to the Effective Date or (ii) as otherwise explicitly provided in this Agreement.

(e)	Investment Experience. The Buyer is able to fend for itself and has sufficient knowledge and experience in financial and business matters, including purchase of the Shares, and is capable of evaluating the merits and risks of the transactions contemplated hereunder. The purchase of the Shares hereunder is for its own account, and the Buyer has independently and without reliance upon the Seller or any representative of the Seller and based on such information as the Buyer has deemed appropriate in its independent judgment, made its own analysis and decision to purchase the Shares pursuant to this Agreement.

(f)	Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer. Buyer shall be solely responsible for all such fees and expenses, if any, incurred by or on behalf of Buyer, and Seller shall have no liability or obligation with respect thereto.

(g)	Ability to Pay; No Financing Condition. Buyer shall obtain sufficient financing to fund the transactions contemplated by this Agreement and, at the Closing and on each date any portion of the Purchase Price or any other amount is required to be paid under this Agreement, will have sufficient cash and other sources of immediately available funds to pay such amounts when due. Buyer’s obligations under this Agreement are not subject to any financing condition, and Buyer shall remain fully responsible for the payment of the Purchase Price regardless of whether any financing is obtained.

(h)	Information Supplied. The Buyer has provided, or prior to the Closing will provide, all information regarding the Buyer and its Affiliates reasonably requested by the Seller for any SEC filings, shareholder communications, Nasdaq submissions, press releases or other disclosures required in connection with the transactions contemplated hereby, and such information will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

ARTICLE IV

COVENANTS

4.1	Confidentiality and Public Disclosure. None of the Parties shall, at any time, issue or make any reports, statements or releases to the public with respect to this Agreement, any other related documents, the transactions contemplated hereby or thereby, without the prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, a Party may make any disclosure required by applicable law, regulation, court order or stock exchange rule, including any filing with the Securities and Exchange Commission or disclosure required in connection with the Seller’s public reporting obligations; provided that, to the extent legally permissible and reasonably practicable, such Party shall provide the other Party with prior notice of such disclosure and reasonably consult with the other Party regarding the form and content thereof. In any such case, the disclosing Party shall disclose only that portion of the information that it reasonably determines is required to be disclosed.

4.2	Conduct of Business. Except as required by applicable law, by this Agreement or as otherwise consented to in writing by the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the Effective Date until the earlier of the Closing and the termination of this Agreement pursuant to Article VI, the Seller shall, and shall cause the Target Company and its Subsidiaries to, (i) conduct the business of the Target Company and its Subsidiaries in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to preserve intact in all material respects their business organization, keep available the services of their officers and key employees and preserve their relationships with customers, suppliers and others having business dealings with them.

4.3	Restrictions on Transactions with Seller Group. During the period from the Effective Date until the Closing Date, the Seller shall not, and shall cause the Target Company and its Subsidiaries not to, directly or indirectly, enter into any transaction with any member of the Seller Group that results in any new intercompany indebtedness, receivable, payable or other monetary obligation between the Target Company or any of its Subsidiaries and any other member of the Seller Group, or any settlement, waiver, cancellation, release or set-off (including any statutory or contractual set-off, netting or other discharge) of any such amount, except as expressly contemplated by this Agreement or with the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

4.4	Maintenance of D&O Insurance; Covered Person Protections. The Seller shall maintain the Insurance in full force and effect through the Closing. If the Insurance does not provide coverage for the full Run-Off Period, the Seller shall obtain, on or prior to the Closing, run-off or extended reporting coverage providing substantially equivalent protection for the Covered Persons for the remainder of the Run-Off Period. From and after the Closing, Buyer shall not, and shall cause the Target Company and its Subsidiaries not to, cancel, amend, waive, impair or take any action that would reasonably be expected to eliminate, reduce, impair or adversely affect coverage under the Insurance or any run-off or extended reporting policy maintained for the benefit of any Covered Person, and Buyer shall, and shall cause the Target Company and its Subsidiaries to, reasonably cooperate with each Covered Person in connection with any Claim, including by providing reasonable access to books, records and personnel to the extent reasonably necessary for such Covered Person to seek indemnification, advancement or insurance coverage.

4.5	No Claims Against Covered Persons. From and after the Closing, Buyer shall not, and shall cause the Target Company and its Subsidiaries not to, assert, institute, maintain, support or voluntarily assist any claim, action, suit, proceeding or investigation against any Covered Person arising out of or relating to the review, evaluation, negotiation, approval, recommendation, execution, delivery or performance of this Agreement or the transactions contemplated hereby, except to the extent arising from such Covered Person’s actual fraud or willful misconduct as finally determined by a court of competent jurisdiction. Each Covered Person shall be an express third-party beneficiary of this Section 4.5 and shall be entitled to enforce this Section 4.5 directly.

4.6	Key Employee Retention. During the period from the Effective Date until the Closing Date, the Seller shall, and shall cause the Target Company and its Subsidiaries to, use commercially reasonable efforts to maintain the employment and engagement of the individuals identified on Schedule A and to cooperate in good faith with the Buyer regarding arrangements for the continued employment or engagement of such individuals following the Closing. Notwithstanding the foregoing, nothing in this Agreement shall require any such individual to remain employed or engaged by the Target Company or any of its Subsidiaries following the Closing, nor shall the failure of any such individual to do so constitute a breach of this Agreement.

4.7	Tax Matters.

(a)	Each Party shall reasonably cooperate with the other in connection with Tax filings, reporting and proceedings relating to the transactions contemplated hereby or any period ending on or before the Closing Date or any Straddle Period, including by providing reasonable access to relevant books, records and personnel.

(b)	Buyer shall bear all transfer, stamp, registration and similar Taxes imposed in connection with the transfer of the Shares pursuant to this Agreement. The Parties shall reasonably cooperate in making any related filings.

ARTICLE V

CONDITIONS TO CLOSING

5.1	Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction on or prior to the Closing of the conditions set forth below, unless waived in writing by the Seller.

(a)	Representations and Warranties. All representations and warranties made by the Buyer in Section 3.2 shall be true and correct as of the Closing (or, to the extent any such representation or warranty expressly relates to an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, materially impair the Buyer’s ability to consummate the transactions contemplated hereby.

(b)	Performance of Obligations. The Buyer shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement prior to or at the Closing.

(c)	No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law or governmental order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or would (i) substantially delay the consummation in any material aspect of such transactions, (ii) compel the Target Company or its Subsidiaries to dispose of all or a material portion of the business or assets of the Target Company or its Subsidiaries as a result of the consummation of such transactions, or (iii) render any Party unable to consummate such transactions.

(d)	Consents. The Buyer shall have obtained any and all Authorizations required for the consummation of the purchase of the Shares by the Buyer, and all such Authorizations shall be in full force and effect.

5.2	Conditions to Obligations of the Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction on or prior to the Closing of the conditions set forth below, unless waived in writing by the Buyer.

(a)	Representations and Warranties. All representations and warranties made by the Seller in Section 3.1 shall be true and correct as of the Closing (or, to the extent any such representation or warranty expressly relates to an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, materially impair the Seller’s ability to consummate the transactions contemplated hereby.

(b)	Performance of Obligations. The Seller shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing.

(c)	Ownership of Subsidiaries. The Target Company shall be, as of the Closing, directly or indirectly, the sole legal and beneficial owner of all of the issued and outstanding shares of the Subsidiaries, free and clear of any Encumbrance. There are no options, warrants, convertible securities, rights of first refusal or other rights or interests with respect to any equity securities of the Subsidiaries.

(d)	No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law or any order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or would (i) substantially delay the consummation in any material aspect of such transactions, (ii) compel the Target Company or Subsidiaries to dispose of all or a material portion of the business or assets of the Target Company or Subsidiaries as a result of the consummation of such transactions, or (iii) render any Party unable to consummate such transactions.

(e)	Consents. The Seller shall have obtained any and all Authorizations required under applicable law for the consummation of the sale of the Shares by the Seller, and all such Authorizations shall be in full force and effect.

(f)	Board and Special Committee Approval. The Special Committee Recommendation and the approval of the Board remain in full force and effect and have not been withdrawn, revoked, modified or qualified in any material respect, and the Opinion has not been withdrawn.

5.3	Absence of Material Adverse Effect. Since the Effective Date, there shall not have occurred any change, event, circumstance or development that has had, individually or in the aggregate, a Material Adverse Effect on the Target Company and any of its Subsidiaries, taken as a whole.

ARTICLE VI

TERMINATION

6.1	Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time on or before the Closing:

(a)	by the mutual written consent of the Seller and the Buyer;

(b)	by either the Seller or Buyer, if the Closing has not occurred on or before the Outside Date (as such date may be extended by written agreement of the Parties); provided, however, that the right to terminate this Agreement under this Section 6.1 shall not be available to a Party whose breach of, or failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)	by either the Seller or the Buyer, upon written notice to the other Party, if any Governmental Authority shall have issued any governmental order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such governmental order shall have become final and non-appealable;

(d)	by the Buyer in the event of any breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement that would result in a failure of any of the conditions set forth in Section 5.2 and, if capable of being cured, such breach has not been cured within seven (7) Business Days after receipt by the Seller of written notice thereof from the Buyer; provided that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 6.1(d) if the Buyer is then in material breach of this Agreement; or

(e)	by the Seller in the event of any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement that would result in a failure of any of the conditions set forth in Section 5.1 and, if capable of being cured, such breach has not been cured within seven (7) Business Days after receipt by the Buyer of written notice thereof from the Seller; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 6.1(e) if the Seller is then in material breach of this Agreement.

6.2	Survival. In the event that this Agreement is terminated pursuant to Section 6.1 prior to the Closing, this Agreement shall become void and of no further force or effect, and there shall be no liability or obligation on the part of any Party (or any of its respective directors, officers, employees, agents or shareholders) with respect to this Agreement, except that:

(a)	the provisions of this Section 6.2 (Survival), Section 6.3 (Effect of Termination), Section 4.1 (Confidentiality and Public Disclosure), Section 8.9 (Notices), Section 8.10 (Governing Law) and Section 8.11 (Dispute Resolution) shall survive such termination; and

(b)	no such termination shall relieve any Party from any liability or damages resulting from such Party’s fraud or Willful Breach of this Agreement or any breach of this Agreement occurring prior to such termination.

6.3	Effect of Termination. The termination of this Agreement pursuant to Section 6.1 shall not affect any other rights or remedies, or obligations of any Party that have accrued prior to such termination, including any rights or remedies arising from any breach of this Agreement occurring prior to such termination.

ARTICLE VII

INDEMNIFICATION

7.1	Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of the Seller set forth in Section 3.1 and the representations and warranties of the Buyer set forth in Section 3.2 shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, however, that any claim for fraud, Willful Breach or intentional misrepresentation shall survive until the expiration of the applicable statute of limitations. The covenants and agreements of the Parties contained in this Agreement that by their terms are to be performed prior to or at the Closing shall survive the Closing for a period of eighteen (18) months after the Closing Date, and all covenants and agreements that by their terms are to be performed after the Closing shall survive until fully performed in accordance with their terms. No Party shall have any liability for any claim based on a breach of a representation, warranty, covenant or agreement unless written notice of such claim is delivered before expiration of the applicable survival period; provided that any claim timely asserted before expiration of the applicable survival period shall survive until finally resolved.

Notwithstanding anything to the contrary in this Agreement, the representations and warranties of the Seller set forth in Section 3.1(l) and the Seller’s obligations under Section 7.2(b) shall survive the Closing until the date that is thirty (30) days following the expiration of the applicable period under applicable Japanese tax laws (determined without regard to any voluntary extension granted after the Closing without the Seller’s prior written consent) during which the relevant Taxes may be assessed, reassessed, or otherwise imposed on the Target Company or any of its Subsidiaries; provided, however, that any claim for indemnification made in good faith by the Buyer in reasonable detail by written notice to the Seller prior to the expiration of such period shall survive until the final resolution of such claim.

7.2	Indemnification. Subject to the limitations set forth in this Article VII, from and after the Closing:

(a)	Seller shall indemnify and hold harmless Buyer, its Affiliates, and their respective directors, officers, employees, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from and against any actual, out-of-pocket liabilities, losses, damages, claims, costs and expenses, including reasonable and documented out-of-pocket legal and accounting fees and expenses, but excluding any Excluded Damages and subject in all respects to the limitations set forth in this Article VII (collectively, “Losses”), to the extent arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Seller in Section 3.1; (ii) any breach or non-performance of any covenant or agreement of Seller contained in this Agreement; or (iii) any third-party claim asserted by any shareholder, former shareholder, director, officer, creditor, Affiliate or other Person claiming through or under Seller, or by any Governmental Authority, in each case solely to the extent arising out of Seller’s ownership of the Shares, Seller’s authorization, execution or delivery of this Agreement, the sale of the Shares pursuant to this Agreement, or Seller’s pre-Closing ownership of the Target Company, except to the extent such Losses arise out of or result from any breach by Buyer of this Agreement, any action taken or omitted by Buyer or its Affiliates, or the ownership, financing, control or operation of the Target Company or its Subsidiaries following the Closing.

(b)	The Seller shall indemnify and hold harmless the Buyer and, at the Buyer’s direction, the Target Company and its Subsidiaries, from and against any and all Taxes, together with any related interest, penalties, and reasonable and documented out-of-pocket costs and expenses, imposed on or attributable to the Target Company or any of its Subsidiaries with respect to (i) any taxable period ending on or before the Closing Date and (ii) the portion of any Straddle Period ending on and including the Closing Date, in each case regardless of whether such Taxes are assessed, asserted, or become payable before, on, or after the Closing Date; provided, however, that the Seller shall not be liable to the extent such Taxes (A) have reduced the Purchase Price under Article II or (B) arise from any transaction or action taken by the Buyer or its Affiliates (including the Target Company and its Subsidiaries) after the Closing outside the ordinary course of business, including any action having retroactive effect for tax purposes. In the case of any Straddle Period, the portion of Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date shall be determined (i) in the case of Taxes imposed on a periodic basis, by apportioning such Taxes on a daily basis, and (ii) in the case of all other Taxes, based on the actual amount of such Taxes attributable to the portion of the Straddle Period ending on and including the Closing Date.

(c)	Buyer shall indemnify and hold harmless Seller, its Affiliates, and their respective directors, officers, employees, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Buyer in Section 3.2; (ii) any breach or non-performance of any covenant or agreement of Buyer contained in this Agreement, including Buyer’s obligation to pay the Purchase Price when due; (iii) Buyer’s ownership, financing, control or operation of the Target Company or its Subsidiaries from and after the Closing; or (iv) any third-party claim asserted by any shareholder, former shareholder, director, officer, creditor, Affiliate or other Person claiming through or under Buyer, or by any Governmental Authority, in each case to the extent arising out of Buyer’s authorization, execution, delivery or performance of this Agreement, Buyer’s purchase of the Shares, or Buyer’s ownership, financing, control or operation of the Target Company or its Subsidiaries following the Closing.

(d)	For purposes of this Article VII, a Person seeking indemnification pursuant to this Section 7.2 shall be referred to as an “Indemnified Party,” and the Party from whom indemnification is sought shall be referred to as an “Indemnifying Party.”

7.3	Notice of Claims; Procedures. If any Indemnified Party seeks indemnification under this Article VII, the Indemnified Party shall deliver written notice to the Indemnifying Party describing in reasonable detail the facts giving rise to such claim, the provisions of this Agreement alleged to have been breached, and the amount of Losses claimed, if then known. Failure to give timely notice shall not relieve the Indemnifying Party of its obligations except to the extent the Indemnifying Party is materially prejudiced by such failure.

The Indemnifying Party shall have thirty (30) days after receipt of a claim notice to dispute such claim by written notice specifying in reasonable detail the basis for such dispute. If the Indemnifying Party does not timely dispute the claim, the claim shall be deemed accepted solely for purposes of this Article VII.

In the event of any third-party claim, the Indemnifying Party shall have the right, by written notice to the Indemnified Party within twenty (20) Business Days after receipt of notice of such claim, to assume and control the defense of such claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense, the Indemnified Party may participate with counsel of its own choosing at its own expense. The Indemnifying Party shall not settle any such claim without the Indemnified Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed, unless the settlement provides for a full and unconditional release of the Indemnified Party, imposes no obligations other than money damages paid by the Indemnifying Party, and includes no admission of wrongdoing by the Indemnified Party.

If the Indemnifying Party does not assume the defense of a third-party claim or fails to conduct the defense diligently and in good faith, the Indemnified Party may defend such claim, and the Indemnifying Party shall remain responsible for Losses subject to the limitations of this Article VII; provided that the Indemnified Party shall not settle any such claim without the Indemnifying Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

7.4	Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, Seller shall have no liability for indemnification under Section 7.2(a)(i) unless and until the aggregate amount of all Losses for which the Buyer Indemnified Parties would otherwise be entitled to indemnification exceeds USD $1,000,000 (the “Basket”), whereupon Seller shall be liable only for Losses in excess of the Basket. Seller’s aggregate liability under Sections 7.2(a)(i) and 7.2(b), collectively, shall not exceed USD $1,500,000 (the “Seller Cap”). In addition, Seller’s aggregate liability under this Agreement shall not exceed the Purchase Price actually received by Seller. Notwithstanding the foregoing, the Basket, the Seller Cap and the foregoing limitation on Seller’s aggregate liability shall not apply to Losses arising out of fraud, Willful Breach, or intentional misrepresentation by Seller.

Notwithstanding anything to the contrary in this Agreement, Buyer’s aggregate liability for indemnification under Section 7.2(c) shall not exceed USD $1,000,000 (the “Buyer Cap”); provided, however, that the Buyer Cap shall not apply to Losses arising out of or resulting from (i) Buyer’s obligation to pay the Purchase Price when due, or (ii) fraud, Willful Breach or intentional misrepresentation by Buyer.

No Party shall be liable for punitive, special, exemplary, incidental, consequential, indirect, diminution-in-value, lost-profit, multiple-based or similar damages, except to the extent actually awarded to a third party in a third-party claim (collectively, “Excluded Damages”). Losses shall be calculated net of any amounts actually recovered by the Indemnified Party under insurance policies, indemnity arrangements or other third-party sources, net of reasonable out-of-pocket costs of recovery and any increase in premiums directly attributable to such recovery. Each Indemnified Party shall use commercially reasonable efforts to mitigate Losses and to pursue available insurance and third-party recoveries.

No Buyer Indemnified Party shall be entitled to indemnification for any Loss to the extent such Loss was reflected in the calculation of the Net Intercompany Debt Liabilities Amount or otherwise taken into account as a purchase price adjustment under Article II.

7.5	No Setoff Against Deferred Purchase Price Note. Buyer shall not withhold, deduct or set off any amount against the Deferred Purchase Price Note based on any claim for indemnification under this Article VII unless such amount has been finally agreed in writing by the Parties or finally determined by a court of competent jurisdiction.

7.6	Exclusive Remedy. From and after the Closing, except for claims based on fraud, Willful Breach or intentional misrepresentation, claims for specific performance or other equitable relief, and claims to enforce Buyer’s obligation to pay the Purchase Price when due, the indemnification rights set forth in this Article VII shall be the sole and exclusive remedy of the Parties and the Buyer Indemnified Parties and Seller Indemnified Parties with respect to any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise arising out of or relating to the transactions contemplated hereby.

ARTICLE VIII

GENERAL PROVISIONS

8.1	Further Assurances. Each Party agrees that it shall, from time to time on or after the date hereof, do, execute, acknowledge and deliver, and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably necessary to effectuate the transactions contemplated hereby.

8.2	Severability. Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.3	Entire Agreement. This Agreement, together with all schedules and exhibits hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

8.4	Assignment. Except as otherwise provided in this Section, neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by any Party without the express written consent of the other Party. Any purported assignment in violation of the foregoing sentence shall be null and void. Notwithstanding the foregoing:

(a)	The Buyer may, without the Seller’s consent, assign or transfer this Agreement and its rights, interests and obligations hereunder, in whole or in part, to any of its Affiliates; provided that (i) the Buyer shall provide prior written notice of such assignment to the Seller, and (ii) no such assignment shall relieve the Buyer of any of its obligations hereunder, and the Buyer shall remain jointly and severally liable with such Affiliate for the performance thereof; and

(b)	for the avoidance of doubt, the grant, creation or perfection by the Buyer of any Encumbrance over its rights, interests or obligations under this Agreement, or over any shares, assets or other property, in each case in favor of any financial institution or other investors in connection with the Buyer’s financing of the transactions contemplated hereby, shall not constitute an assignment, transfer or delegation for the purpose of this Section and shall not require the Seller’s consent.

8.5	Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by each of the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

8.6	Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. It is accordingly agreed that the Parties shall be entitled to seek specific performance, injunctive relief or other equitable relief to prevent or remedy any breach of this Agreement, in addition to any other remedies available under applicable law.

8.7	Third-Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever. Notwithstanding the foregoing, each Covered Person shall be an express third-party beneficiary of Section 4.4, Section 4.5, this Section 8.7 and Section 8.13, and shall be entitled to enforce such provisions directly.

8.8	Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.9	Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by courier service, fax, electronic mail or similar means to the address set forth below or at such other address as such Party may designate by ten (10) Business Days’ advance written notice to the other Parties given in accordance with this Section 8.9. Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused). Where a notice is sent by courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending through an internationally recognized courier, with confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a Business Day thereof and otherwise on the next Business Day thereof.

(a)	If to the Seller:

Address:	4F., No. 88, Yanchang Rd., Xinyi District, Taipei City 110, Taiwan

Attention:	General Counsel’s Office

E-mail:	tjpark@tnlmediagene.jp; anny@tnlmediagene.tw

with a copy (which shall not constitute notice to the Seller) to:

Greenberg Traurig, LLP

Address:	1840 Century Park East, Suite 1900, Los Angeles, CA 90067

Attention:	Homin Lee; Marilyn Kim; Brad Wyatt; Frank Placenti

E-mail:	Homin.Lee@gtlaw.com; Marilyn.Kim@gtlaw.com;

Brad.Wyatt@gtlaw.com; Frank.Placenti@gtlaw.com

(b)	If to the Buyer:

Address:	23-2 Maruyama-cho, Shibuya-ku, Tokyo
Attention:	Motoko Imada
E-mail:	moko@mediagene.co.jp

8.10	Governing Law. This Agreement shall be governed by and construed under the laws of Japan, without regard to principles of conflict of laws thereunder.

8.11	Dispute Resolution. Each party irrevocably submits to the exclusive jurisdiction of the Tokyo District Court as the court of first instance for any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, or validity thereof, and irrevocably waives any objection to the venue of any such proceeding in such court, including any objection that such proceeding has been brought in an inconvenient forum.

8.12	Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8.13	No Adverse Amendment of Covered Person Protections. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement providing indemnification, exculpation, advancement, insurance, release, non-recourse, no-suit or third-party beneficiary rights to any Covered Person may be amended, waived or terminated in a manner adverse to any Covered Person without the prior written consent of such Covered Person.

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IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be executed as of the date first written above by their respective duly authorized representatives.

SELLER:

TNL Mediagene

By:
Name:	Lauren Zalaznick
Title:	Chair of TNL Mediagene Special Committee

BUYER:

MI Company Inc.

By:
Name:	Motoko Imada
Title:	Chief Executive Officer

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Share Purchase Agreement in her individual capacity solely to acknowledge and agree to the provisions of Section 2.3(c).

By:
Name:	Motoko Imada

[Signature Page to Share Purchase Agreement]

Schedule A
[Omitted]

Schedule A